Exhibit 99.1

Press Release

Rockwell Medical Announces Nomination of

Dave Domzalski to Board of Directors

WIXOM, MICHIGAN, March 2, 2017 — Rockwell Medical, Inc. (NASDAQ: RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, announced today that David Domzalski, has been nominated to join the Company’s Board of Directors. Mr. Domzalski is nominated to replace Mr. Ken Holt, whose term is expiring. Mr. Holt has served the Rockwell Board for several years and will remain engaged through the end of his term.

“David has a proven track record at a senior level in the pharmaceutical industry,” said Robert L. Chioini, Founder, Chairman and CEO of Rockwell Medical. “He has extensive experience in building commercial organizations and launching products, which will be helpful as we commercialize Triferic globally.  We are very pleased to have someone of David’s caliber join our Board of Directors and we look forward to the strategic contributions and insights he will bring.”  Mr. Chioini also added, “Ken Holt has been a valuable member of our Board and served the Company loyally for many years and has contributed a great deal during his tenure. We thank Ken for his contributions and wish him the very best.”

“I am excited to join the Rockwell Medical Board of Directors at this exciting time for the company,” said David Domzalski.  “I look forward to working with the executive team and the Board and contributing to the successful launches of their drug products into the global marketplace.”

David Domzalski is an accomplished healthcare and pharmaceutical executive with strategic and operational experience across key functional disciplines, including commercial operations, clinical development, manufacturing and product development, corporate financing, and business development.  He has extensive experience in building and restructuring commercial organizations within multi-cultural environments of “start-up” and established corporations.  He has a record of achievement in new product launches and life-cycle management across multiple therapeutic classes.  He is highly successful in cultivating external partnerships and strategic alliances guided by strong interpersonal and negotiation skills.  Mr. Domzalski has more than 20 years of industrial experience.

David Domzalski currently serves as President of the U.S. subsidiary of Foamix Pharmaceuticals Inc., a position he has held since April 2014.   Prior to his tenure at Foamix, Mr. Domzalski was Vice President of Sales & Marketing, at LEO Pharma, Inc. where he led the efforts to design and build-out the U.S. commercial operations, overseeing approximately 200 employees across multiple functional areas. He successfully managed the turnaround of Leo Pharma’s psoriasis franchise from a 2-year prescription decline to an annual growth of 26%. He was responsible for the strategic re-launch of Taclonex® Topical Suspension which resulted in Taclonex being reestablished as the number one brand in the category.  Prior to LEO Pharma, Mr. Domzalski was the Senior Vice President and General Manager of the Women’s Health & Urology division of Azur Pharma, where he had full P&L responsibility for a start-up business unit.  Before Azur, Mr. Domzalski spent 5 years from 2003 to 2008 as the Vice President of Sales & Marketing for Warner Chilcott, where he directed all commercial efforts for in-line brands focused on therapeutic areas of dermatology, women’s health and urology.  His achievements at Warner Chilcott included the launch of four products within a twelve month period, including Taclonex for psoriasis and Doryx® Tablets for acne. He led the structural design, development and growth of the commercial team at Warner Chilcott from 150 to 500 employees.  Earlier in his career, Mr. Domzalski, held senior sales and marketing positions at Sanofi-Synthelabo, Pharmacia, Dendrite International and Parke-Davis.  He earned a Bachelor of Arts in Economics and Political Science from Muhlenberg College.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s anemia drug Triferic is the only FDA approved product indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and globally.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three U.S. manufacturing/distribution facilities.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It

Rockwell Medical, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.   Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in the Company’s proxy statement for its 2016 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (“SEC”) on April 18, 2016.  To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  These documents are available free of charge at the SEC’s website at www.sec.gov.  Rockwell Medical intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for its 2017 Annual Meeting, including the schedules and appendices thereto.  Investors and shareholders are strongly encouraged to read any such proxy statement and the accompanying WHITE proxy card and other documents filed by Rockwell Medical with the SEC carefully and in their entirety when they become available, as they will contain important information.  Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.

Michael Rice, Investor Relations; 646-597-6979

Triferic® is a registered trademark of Rockwell Medical, Inc.